Exhibit 5.2
[STOEL RIVES LLP LETTERHEAD]
November 7, 2007
NitroSecurity, Inc
230 Commerce Way
Suite 325
Portsmouth, New Hampshire 03801
You have requested our opinion as lawyers admitted to practice in Oregon with respect to certain warrants (the “Underwriters’ Warrants”) to be issued by NitroSecurity, Inc., a Delaware corporation, (the “Company”) to the Underwriters of the Company’s initial public offering of Units (the “Offering”) pursuant to an Underwriting Agreement to be executed by the Company and the several Underwriters (in the form provided to us, the “Underwriting Agreement”). In response to your request, we have reviewed draft copies provided by you of the Underwriting Agreement and the form of certificate evidencing the Underwriters’ Warrants (the “Warrant Certificate”) and have reviewed such other documents and made such other inquiries as we have deemed necessary in the circumstances.
For the purpose of this opinion, we have assumed that (1) the Company is and, at all times relevant to this opinion, will be duly incorporated and validly existing under the Delaware General Corporation Law, and has and will have all requisite corporate power and authority to own its properties and carry on its business; (2) the execution and delivery of the Warrant Certificates have been, or will be prior to their issuance and delivery, approved by all required corporate action on the part of the Company; (3) the persons executing Warrant Certificates on behalf of the Company will have been duly and validly empowered by the Company to do so; and (4) the issuance and delivery of the Warrant Certificates will not violate any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or By-laws or any agreement binding on the Company.
Based on the foregoing, and subject to the assumptions set forth above, we advise you that the Underwriters’ Warrants will, when issued and delivered in the form evidenced by the Warrant Certificate and as contemplated in the Underwriting Agreement, constitute legally valid and binding obligations of the Company.
We consent to being named as experts in any Preliminary Prospectus or Prospectus filed as a part of the Registration Statement on Form SB-2 relating to the Offering.
Very truly yours,
/s/ Stoel Rives LLP
Stoel Rives LLP